Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
SkyWest, Inc.:

We consent to the use of our report dated March 27, 2003 with respect to the SkyWest, Inc. consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2002, and the related financial statement schedule, incorporated herein by reference.  Our report dated March 27, 2003, refers to a change in accounting for CRJ200 engine overhaul costs from the accrual method to the direct expense method in 2002.

KPMG LLP

Salt Lake City, Utah
January 3, 2006